EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Peter L. Buzy
Chief Financial Officer
410-740-0081

Martek Obtains $10 Million Credit Facility from Allfirst Bank

COLUMBIA, MD, February 25, 2003 — Martek Biosciences Corporation (Nasdaq: MATK) announced today that it has closed a one-year, $10 million secured working capital line of credit facility with Allfirst Bank of Baltimore, Md. The Company plans to use the proceeds from any borrowings under the line of credit facility for general corporate purposes, including financing the expansion of Martek’s manufacturing capacity to meet increased demand for the Company’s DHA and ARA oils.

“The Allfirst Bank facility is a first for Martek,” said Henry “Pete” Linsert, Jr., Martek’s Chairman and CEO. “It reflects the growing financial strength of the Company. The Allfirst credit line is one part of the Company’s financial plan to support significant future expansion.”

Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The Company’s products include: (1) specialty, nutritional oils for infant formula that aid in the development of the eyes and central nervous system in newborns; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health throughout life; and (3) new, powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.

This press release contains forward-looking statements relating to the credit facility and market demand for Martek’s products. Such statements involve risks and uncertainties that could cause future actual results to differ due to a variety of risk factors, including without limitation those factors set forth in Martek’s filings with the Securities and Exchange Commission.

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